Freeport-McMoRan Copper & Gold Inc.

Announces Increase in Annual Common Stock Dividend to $1.00 per Share

NEW ORLEANS, LA, October 7, 2004 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an increase in its annual common stock dividend from $0.80 per share to $1.00 per share.  The dividend will be payable quarterly ($0.25 per share) and the increase will be reflected beginning with the November 1, 2004 dividend payment.  Based on approximately 179 million current shares outstanding, the annual common stock dividend would approximate $179 million.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “We are pleased that our Board has increased our common dividend.  This action reflects confidence in our operations’ capacity to generate cash flow.   We are committed to maintaining a strong financial position as we use a portion of our cash flow to provide returns to our shareholders through dividends and share repurchases.   A continuation of strong copper and gold prices would enable our Board to consider further dividend increases and additional common share purchases."

Approximately 16.6 million shares remain under FCX’s open market share repurchase program.  The timing of future purchases is dependent upon many factors including the company’s operating results, cash flow and financial position, the market price of the common shares and general economic and market conditions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments and open market purchases of FCX common stock.  The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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